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                                                                   Exhibit 12.1
                         AMERICAN GREETINGS CORPORATION
                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES

                            (Dollars in Thousands)





                                                                                                 FISCAL YEAR
                                                                                                 -----------

                                                                            1994         1995        1996        1997         1998
                                                                          --------     --------    --------    --------     --------

FIXED CHARGES:

Interest expense .....................................................    $ 16,897     $ 16,871    $ 24,290    $ 30,749     $ 22,992

Estimated interest component of rental expense........................      15,580       14,815      11,198      10,361       10,467
                                                                          --------     --------    --------    --------     --------

Fixed Charges ........................................................    $ 32,477     $ 31,686    $ 35,488    $ 41,110     $ 33,459
                                                                          ========     ========    ========    ========     ========


                                                                                                 FISCAL YEAR
                                                                                                 -----------

                                                                            1994         1995        1996        1997         1998
                                                                          --------     --------    --------    --------     --------

EARNINGS:

Consolidated earnings before income taxes
   and cumulative efect of accounting changes.........................    $209,414     $227,163    $175,009    $254,330     $292,437

Loss (profit) on equity investment ...................................         (92)         321       3,720      (1,138)           -

Fixed charges, per above .............................................      32,477       31,686      35,488      41,110       33,459
                                                                          --------    ---------    --------    --------     --------

Earnings .............................................................    $241,799     $259,170    $214,217    $294,302     $325,896
                                                                          ========     ========    ========    ========     ========


RATIO OF EARNINGS TO FIXED
CHARGES ..............................................................        7.45         8.18        6.04        7.16         9.74
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